Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Pricing Supplement No. 173
dated December 28, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – December 28, 2006
Bear Market PLUS due July 7, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based Inversely on the Value of the S&P 500® Index

Original Issue Price	:	$1,000 per Bear Market PLUS

Stated Principal Amount	:	$1,000 per Bear Market PLUS

Pricing Date	:	December 28, 2006

Original Issue Date (Settlement Date)	:	January 5, 2007

Leverage Factor	:	392%

Payment at Maturity	:

If the Final Average Index Value is less than the Initial Index Value, the lesser of (i) the Stated Principal Amount plus the Enhanced Downside Payment and (ii) the Maximum Payment at Maturity

If the Final Average Index Value is greater than or equal to the Initial Index Value and less than or equal to 107% of the Initial Index Value, $1,000 per Bear Market PLUS.

If the Final Average Index Value is greater than 107% of the Initial Index Value, the greater of (i) the Stated Principal Amount minus the Upside Reduction Amount and (ii) the Minimum Payment at Maturity.

Enhanced Downside Payment	:			Initial Index Value - Final Average Index Value

		392%	x		x	$ 1, 000
Initial Index Value

Upside Reduction Amount	:	Final Average Index Value - (107% x Initial Index Value )

			x	$ 1, 000
Initial Index Value

Maximum Payment at Maturity	:	$1,588.00 per Bear Market PLUS

Minimum Payment at Maturity	:	$0 per Bear Market PLUS

Aggregate Principal Amount	:	$409,969,000

Initial Index Value	:	1,424.17

Final Average Index Value	:	The arithmetic average of the closing values of the S&P 500® Index on the Index Valuation Dates.

Index Valuation Dates	:	June 30, 2008, July 1, 2008 and July 2, 2008

Listing	:	None

CUSIP	:	61750V758

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$1.50 per Bear Market PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500®” and “S&P 500 Index®” are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. “Performance Leveraged Upside Securities” and “PLUS” are our service marks. The PLUS based on the S&P are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the PLUS.

Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006